                                                                 Exhibit 10.38

* Confidential Treatment Requested As to Certain Information Contained in this Exhibit and Filed Separately with the Securities and Exchange Commission.

                        DEVELOPMENT AND LICENSE AGREEMENT


                                TABLE OF CONTENTS

                                                                                Page
1.       RECITALS AND DEFINITIONS..................................................1
         1.1      PARTIES..........................................................1
         1.2      DEVELOPMENT FUNDING AND LICENSE..................................1
         1.3      CONSIDERATION....................................................1
         1.4      DEFINITIONS......................................................1

2.       REPRESENTATIONS AND WARRANTIES............................................2
         2.1      AUTHORIZATION. ETC...............................................2
         2.2      NO CONFLICT......................................................2
         2.3      NO LITIGATION....................................................2
         2.4      OWNERSHIP OF INTELLECTUAL PROPERTY...............................2
         2.5      FEASIBILITY OF DEVELOPMENT PROGRAM...............................3
         2.6      INDEMNIFICATION..................................................3

3.       THE DEVELOPMENT PROGRAM AND DBT PUMP......................................3
         3.1      DELIVERY OF DBT PUMP.............................................3
         3.2      DELIVERY OF DBT INTELLECTUAL PROPERTY............................4
         3.3      DEVELOPMENT EXPENSES.............................................4
         3.4      REPORTS..........................................................4
         3.5      APPLICATION FOR AND PROSECUTION OF PATENTS.......................5
         3.6      FDA APPROVAL.....................................................5
         3.7      PROGRAM MANAGEMENT...............................................5
         3.8      IMPLANTABLE PUMP OPTION..........................................6
         3.9      DETERMINATION THAT DEVELOPMENT PROGRAM IS UNFEASIBLE.............7
         3.10     SALES, MARKETING AND DISTRIBUTION................................7
         3.11     REGULATORY OBLIGATIONS...........................................8

4.       OWNERSHIP OF INVENTIONS AND PROTECTION OF TRADE SECRETS...................8
         4.1      INVENTIONS.......................................................8
         4.2      PROTECTION OF DBT TRADE SECRETS..................................8

5.       LICENSE TO IMT............................................................9
         5.1      EXCLUSIVE LICENSE................................................9
         5.2      TRAINING.........................................................9
         5.3      INITIAL PAYMENT..................................................9
         5.4      ROYALTY RATES FOR THE DBT PUMP AND ANCILLARY PRODUCTS...........10
         5.5      ADJUSTMENT IN ROYALTY FOR THE DBT PUMP AND ANCILLARY PRODUCTS...11
         5.6      NET SALES.......................................................12
         5.7      CLOSED LOOP DBT PUMP............................................12
         5.8      OTHER INSULIN PUMPS.............................................12
         5.9      SPECIAL RULES APPLICABLE TO INSULIN.............................13


                                      (i)


                                                                                Page

         5.10     ROYALTY RATES FOR OTHER PRODUCTS................................13
         5.11     ALLOCATION OF NET SALES.........................................13
         5.12     CALCULATION AND PAYMENT OF ROYALTIES............................13
         5.13     CHANGE OF CONTROL AND ALTERNATIVE PRODUCT ROYALTY PAYMENTS......14
         5.14     RECORDS AND AUDITS..............................................14
         5.15     INFRINGEMENT CLAIM BY THIRD PARTIES.............................14
         5.16     INFRINGEMENT OF DBT INTELLECTUAL PROPERTY.......................15

6.       CONFIDENTIALITY AND NONSOLICITATION......................................15
         6.1      IDENTIFIED INFORMATION..........................................15
         6.2      DISCLOSURE OF AGREEMENT.........................................16
         6.3      NONSOLICITATION.................................................16

7.       TERMINATION AND DEFAULT..................................................16
         7.1      TERMINATION BY IMT..............................................16
         7.2      DEFAULT.........................................................16

8.       MISCELLANEOUS............................................................17
         8.1      ARBITRATION GENERALLY...........................................17
         8.2      DISPUTES REGARDING FDA SUBMISSIONS..............................17
         8.3      BASEBALL ARBITRATION............................................17
         8.4      NOTICES.........................................................18
         8.5      GOVERNING LAW...................................................19
         8.6      SEVERABILITY....................................................19
         8.7      ASSIGNMENT......................................................19
         8.8      NO JOINT VENTURE................................................19
         8.9      WAIVER..........................................................19
         8.10     TAX COOPERATION.................................................19
         8.11     INSURANCE.......................................................19
         8.12     ENTIRE AGREEMENT................................................20


                                      (ii)

Exhibit A:        Description of Existing DBT Intellectual Property
Exhibit B:        Development Plan and Specifications for the DBT Pump
Exhibit C:        Agreement for Implantable Insulin Pump (omitted as an
                  immaterial form of agreement that, in the event it is executed, will likely be filed independently as a material contract)


                                     (iii)

                        DEVELOPMENT AND LICENSE AGREEMENT

1.       RECITALS AND DEFINITIONS.

         1.1 PARTIES. This Agreement and all attached exhibits (this "AGREEMENT") is entered into as of October 14, 2000 between DEBIOTECH S.A., a Swiss company having a place of business at 28 Avenue de Sevelin, CH-1004 Lausanne, Switzerland (together with its successors and assigns, hereinafter "DBT"), and Inverness Medical Technology, Inc. (together with its successors and assigns, hereinafter "IMT"), a Delaware corporation having a place of business at 200 Prospect Street, Waltham, Massachusetts 02154 USA.

         1.2 DEVELOPMENT FUNDING AND LICENSE. DBT is prepared to undertake the development of an externally worn micro-pump (the "DBT PUMP") for the delivery of insulin based upon DBT's Micro Electro-Mechanical Systems technology and related know-how. IMT desires to have exclusive rights to make, use and sell the DBT Pump and to obtain exclusive license rights to all of the DBT Intellectual Property for the field (the "FIELD") consisting of all uses relating to the treatment, diagnosis and prevention of diabetes with the exception of the implantable pump which is the subject of the Implantable Pump Agreement.

         1.3 CONSIDERATION. In consideration of the mutual promises and obligations contained herein the parties agree as set forth in this Agreement.

         1.4 DEFINITIONS. The following capitalized terms are used in this Agreement with the meanings indicated or referred to below.

             "AGREEMENT" - See Section 1.1.

             "COMPETING NOVEL PUMP" - See Section 5.4.

             "DBT" - See Section 1.1.

         "DBT INTELLECTUAL PROPERTY" means all patents, copyrights, trade secrets, know-how and other intellectual property of DBT related to the DBT Pump or useful in or to the DBT Pump now in existence (including, without limitation, the intellectual property described more specifically in Exhibit A), created during the term of the License by DBT employees and others working on the development of the DBT Pump, and any rights hereafter acquired by DBT. DBT Intellectual Property includes, without limitation, all diagrams, schematics, flowcharts, specifications, code (source and object) and any other intellectual property necessary or useful for IMT to fully exercise its rights and perform its obligations under this Agreement or otherwise commercialize products based on DBT Intellectual Property in the Field.

             "DEVELOPMENT PROGRAM" - See Section 3.1.

             "FDA APPROVAL"  - See Section 3.1

             "FIELD"  - See Section 1.2

             "IMT" - See Section 1.1.

             "IMPLANTABLE PUMP AGREEMENT" - See Section 3.8.

             "LICENSE"  - See Section 5.1.

             "SPECIFICATIONS"  - See Section 3.1.

2.       REPRESENTATIONS AND WARRANTIES.

         2.1 AUTHORIZATION. ETC. Each party represents that it is duly organized, validly existing and in good standing under the laws of the state of its organization, that it has full power to execute, deliver and perform this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and general principles of equity.

         2.2 NO CONFLICT. Each party represents that the execution, delivery and performance of this Agreement do not require any approval, license, qualification, consent or filing or exemption therefrom, or other action by any court, governmental authority or other person, and do not contravene or constitute a default under any legal requirement binding on such party, any agreement binding on such party or any of its assets, or any judgment, injunction or order or decree binding on such party or any of its properties.

         2.3 NO LITIGATION. DBT represents that there is no action, suit, proceeding or investigation pending or, to the best knowledge of DBT, threatened against or affecting such party or any of its assets before or by any court or arbiter or any governmental authority which would prohibit or interfere with such party's performance of its duties under this Agreement, and that none of DBT's technology or know-how required for the DBT Pump is currently the subject of any infringement legal proceedings.

         2.4 OWNERSHIP OF INTELLECTUAL PROPERTY. DBT represents to the best of DBT's knowledge, that it owns (whether by ownership directly or through licensed rights) all of the intellectual property necessary or useful for the development of the DBT Pump, including without limitation, the intellectual property referred to in Exhibit A, free and clear of any claims of any third party; that none of such intellectual property infringes or misappropriates any intellectual property rights or other property rights not owned exclusively by DBT; that the practice by IMT of the License will not infringe any patent applications, patents, trade secrets or confidential information owned by any third party; that no intentional misrepresentations were or will be made in any applications for patents included within the DBT Intellectual Property; that all such patent applications have been or will be made in good faith and that DBT is not aware of any circumstances which would invalidate any of the patents or patent applications included in the DBT Intellectual Property; and that with exception of the license dated August 1992 from Westonbridge International Limited to DBT (the "WESTONBRIDGE LICENSE"), DBT does not posses, nor does it currently require, any other third party license(s) to make, sell, and use the DBT Pump. DBT, at its sole expense, shall arrange for IMT to receive estoppel letters, in form and substance reasonably satisfactory to IMT, from the owner of the intellectual property licensed to DBT under the Westonbridge License and from any other owner of intellectual property not owned by DBT which DBT may elect to use in the DBT Pump, confirming, among other things, that IMT may use the License without obligation to pay any royalties to them and that such owners will look solely to DBT for payment of any royalties owing to them as a result of IMT's exploitation of the License.

         2.5 FEASIBILITY OF DEVELOPMENT PROGRAM. To the best knowledge of DBT, the Development Program is feasible and DBT has all required intellectual property, staff, equipment and other resource to complete the Development Program. Because of the uncertainties associated with the development work, DBT does not warrant that it will successfully complete the Development Program.

         2.6 INDEMNIFICATION. DBT agrees to indemnify, defend and hold harmless IMT, its agents, officers, directors and all persons using the intellectual property licensed by DBT to IMT from and against any damages, claims, loss or liability (including, without limitation, reasonable attorneys' fees and costs of collection) arising from a breach by DBT of any of its representations made in this Article 2.

3.       THE DEVELOPMENT PROGRAM AND DBT PUMP.

         3.1 DELIVERY OF DBT PUMP. DBT shall use its reasonable best efforts to complete a development program (the "DEVELOPMENT PROGRAM") pursuant to which it is intended that DBT furnish to IMT in accordance with the milestones set forth in Exhibit B fully functional examples of the DBT Pump which meet the specifications (as they may be amended pursuant to this Agreement, the "SPECIFICATIONS") included in Exhibit B, are sufficient to obtain FDA clearance ("FDA APPROVAL") for sale in the United States of the DBT Pump which meets the Specifications, and are produced by a manufacturing process documented to IMT's reasonable satisfaction to be capable of supplying adequate quantities of the DBT Pump to support large scale commercial distribution as contemplated by IMT. IMT shall be responsible for establishing the large scale manufacturing and DBT shall select appropriate materials to be used to manufacture the DBT Pump and supply all engineering support necessary to facilitate production of the DBT Pump in large scale by IMT or suppliers designated by IMT. To the extent that such examples of the DBT Pump fail to meet such requirements, DBT shall, at its sole expense, use reasonable best efforts to continue development work to satisfy such requirements, but if IMT has commenced marketing of the DBT Pump, DBT's obligation under this sentence shall expire one year thereafter. DBT shall assure that the funds necessary to finalize the Development Program are always available. DBT shall be responsible to provide such additional funds as are necessary to achieve the agreed upon schedule and milestones of the Development Program. DBT's obligations under this Section 3.1 are independent of the cost of completing such work so long as it remains reasonably possible to be completed.

         Subject to Section 2.5 and to the limitation provided below, DBT warrants that products manufactured in accordance with the design supplied by DBT will meet the Specifications (except as otherwise disclosed by DBT in writing to IMT pursuant to Section 3.4) be of good quality and adequate to perform its intended purposes, and be free from design defects. Nothing in this
Section 3.1 is intended to make DBT responsible for problems in carrying out the manufacturing of the DBT Pump (except insofar as DBT has designed the relevant element of the manufacturing process), or in the shipping or handling of the DBT Pump.

         3.2 DELIVERY OF DBT INTELLECTUAL PROPERTY. DBT shall furnish to IMT complete documentation evidencing all DBT Intellectual Property within ten (10) days after the date of this Agreement. Thereafter, DBT shall periodically provide IMT any updates to documentation evidencing the DBT Intellectual Property as new inventions are made, patents are filed, or as IMT may reasonably request. DBT warrants that it has delivered and will deliver to IMT true and correct copies of all agreements and assignments of rights which are the basis of DBT's ownership of the DBT Intellectual Property, and that all such instruments are in full force and effect and have not been modified, amended or terminated except by written instruments which have been delivered to IMT.

         3.3 DEVELOPMENT EXPENSES. DBT shall be solely responsible for all expenditures of any nature required to complete the development of the DBT Pump, production of prototypes of the complete DBT Pump, production of prototypes of the MEMS components of the DBT Pump in a form which in fact permits scaling up for large scale industrial manufacturing, and finalization of engineering designs and shall assist IMT in establishing the large scale manufacturing. IMT shall be responsible for the costs of any tooling and equipment and inventory required to manufacture the DBT Pump for commercial sales and large scale manufacturing.

         3.4 REPORTS. DBT shall keep IMT fully informed with regard to the progress of the development of the DBT Pump by notifying IMT of significant results, whether favorable or unfavorable, promptly after they are achieved or recognized. Not later than fifteen (15) days prior to the quarterly meetings with CEOs contemplated by Section 3.7, DBT shall submit to IMT a written report including all information regarding progress on the development work, disclosing any inventions or other improvements in technology, whether or not patentable, discovered or created in the course of the development work, commenting on the likelihood of success of the experimental strategies and describing any proposed changes in the experimental strategies and personnel involved in the development work. The quarterly reports will also include a confirmation from DBT that DBT believes that the development work can be completed consistent with the schedule contemplated by Exhibit B, or DBT shall submit to IMT a revised schedule setting forth the revised estimated time to complete the development work. Prior to submitting the DBT Pump for FDA Approval, DBT shall disclose to IMT in writing any respects in which the DBT Pump does not meet the Specifications. If reasonably necessary in addition to the above, and to the extent it would not be unreasonably burdensome on DBT, upon request from IMT, DBT shall allow IMT's representatives and, where IMT has a reasonable business purpose, third party guests, to visit the development facilities, to attend presentations by DBT representatives of the current state of the Development Program and to receive additional written reports addressing specific issues.

         3.5 APPLICATION FOR AND PROSECUTION OF PATENTS. The provisions of this
Section 3.5 shall apply until the termination of the License to IMT. DBT shall file and prosecute diligently applications for patents relating to DBT Intellectual Property in the United States, Japan, Canada, and the countries of the European Patent Office (collectively, the "GROUP A COUNTRIES") and in such other countries (the "GROUP B COUNTRIES") as IMT may request, and, except as provided below in this Section 3.5, shall maintain any patents issued thereon by payment of all required renewal or maintenance fees or taxes. DBT will make all initial Group A Country filings using a Patent Cooperative Treaty filing and will use the same Patent Cooperative Treaty filing for the Group B Countries to the extent available. If DBT determines that the costs of maintaining a patent exceeds the value of doing so DBT may, not later than 60 days prior to the last date on which payment must be made to maintain the patent, give written notice to IMT enclosing a copy of the patent, stating the amount required to be paid periodically to maintain such patent, and offering to assign such patent to IMT. If IMT elects to accept DBT's offer to assign such a patent, DBT shall execute such documentation of such assignment as IMT may reasonably require and IMT shall grant to DBT a worldwide, non-exclusive, perpetual and royalty-free license under such patent outside of the Field. If IMT elects not to accept DBT's offer to assign such patent, DBT may abandon such patent.

         3.6 FDA APPROVAL. IMT shall arrange for any clinical studies necessary to obtain FDA Approval and shall be responsible for the cost of any such studies, except that DBT shall be responsible for the cost of all equipment, supplies and materials required to conduct any such clinical studies. The protocols of such studies are to be agreed upon by both parties. DBT shall be responsible for all other costs (not related to clinical studies) to obtain the FDA Approval. The FDA Approval shall be applied for in the name of IMT or its designee, to the extent reasonably possible.

         3.7 PROGRAM MANAGEMENT. Each party shall appoint three senior personnel, but not their CEO's, to form a six person committee (the "STEERING GROUP") which shall review all the developmental, logistical and technical aspects of the Development Program. At least two people from each side shall meet in person at least once per month. Minutes of the meetings shall be prepared by DBT, indicating in particular the steps believed to be satisfactorily performed and the next steps to be performed. Minutes shall be reviewed and approved or rejected and amended at the next meeting of the Steering Group. Minutes shall not constitute amendments of this Agreement or the Specifications even if signed by representatives of the parties. In addition, major financial issues shall be discussed when they arise. The Steering Group shall be charged with managing the Development Program with a view to completing as rapidly as possible development of the DBT Pump in a manner which complies with the Specifications, including feasibility of manufacturing the DBT Pump at the cost levels contemplated by the Specifications. The Steering Group shall make recommendations to DBT regarding design and engineering issues and shall make recommendations to IMT regarding the most appropriate supplier(s) to manufacture the DBT Pump or any part thereof. DBT personnel shall be primarily responsible for issues relating to design, engineering and intellectual property. IMT personnel shall become primarily responsible for issues relating to manufacturing and selection of suppliers. IMT shall also be responsible for facilitating any incorporation of IMT's technology (in particular the glucose sensor technology) in the DBT Pump. The Steering Group may also recommend modifications to the Specifications and the Development Program. The parties agree not to unreasonably withhold their consent to such modifications so long as they conclude that they do not materially adversely affect the marketability and desirability of the DBT Pump, materially affect the cost of the development effort or materially affect the timing of the availability of the DBT Pump.

         The Steering Committee shall not recommend suppliers or manufacturing processes for the DBT Pump or components thereof, or that the DBT Pump be manufactured in any country unless DBT has arranged for IMT to receive with respect to such country an updated opinion of patent counsel satisfactory to IMT as contemplated by Section 5.3. IMT shall pay for the cost of such opinion if it is with respect to the United States, Canada or Mexico, and DBT shall pay if it is with respect to any other country. IMT's current intention is to select suppliers located in Switzerland in the absence of consideration making it more desirable to select suppliers located elsewhere, however DBT acknowledges and agrees that IMT's preference may change, and DBT shall have no right to require IMT to give any preference to Swiss suppliers.

         The Steering Group shall report to the chief executive officers of the parties who shall join the Steering Group and meet in person as a group of eight at least once per quarter. The Steering Group shall attempt to develop a consensus recommendation to the parties without the involvement of the chief executive officers of the parties, and shall refer issues to the chief executive officers only as necessary. Meetings of the Steering Group (other than those to attended by the CEO's) shall be held at the location where the most active development work is being conducted, which the parties anticipate will be in Lausanne Switzerland through the early and middle stages of the Development Program, and may be the site of anticipated manufacturing facilities later in the Development Program. Meetings of the Steering Group attended by the CEO's shall alternate between locations designated by the CEO of IMT and the CEO of DBT.

         3.8 IMPLANTABLE PUMP OPTION. DBT shall give written notice to IMT of both the submission of the DBT Pump for FDA Approval, and the FDA Approval. During the period commencing on the sooner of (i) the submission of the DBT Pump for FDA Approval and (ii) the date on which DBT gives written notice to IMT that it is prepared to commence a development program for an implantable insulin pump, and ending on the sooner of (i) three months after DBT has given notice to IMT of FDA Approval and (ii) the date which is the later of 5 years after the date of this Agreement or nine months after DBT has given notice to IMT that it is prepared to commence a development program for an implantable insulin pump, IMT shall have the option (the "IMPLANTABLE OPTION") of entering into the Development and Licensing Agreement (the "IMPLANTABLE PUMP AGREEMENT") with DBT attached hereto as Exhibit C. During the period that IMT is entitled to exercise such option, DBT and IMT shall attempt to agree on the specifications for the implantable pump to be developed pursuant to such agreement, and the milestones for the development program to be undertaken by DBT under such agreement.

         At least 45 days prior to the expiration of the Implantable Option, DBT shall give written notice to IMT of the specifications (the "OFFERED SPECIFICATIONS") on which DBT wishes to be able to develop an implantable insulin pump for third parties in the event that IMT does not exercise the Implantable Option. IMT shall be entitled to include the Offered Specifications as the specification contemplated by the Implantable Pump Agreement and exercise the Implantable Option on that basis. If IMT fails to do so, and IMT and DBT do not enter into the Implantable Pump Agreement with other specifications, then, except as provided below in this Section 3.8, during the one year period (the "OPEN PERIOD") following the delivery by DBT of the Offered Specifications, DBT shall be entitled to enter an agreement (a "THIRD PARTY AGREEMENT") with a third party to develop and commercialize an implantable insulin pump based on the Offered Specifications on terms and conditions which are at least as favorable to DBT in all material respects as the terms specified in the Implantable Pump Agreement. If the DBT Intellectual Property changes in any material respect between the date on which DBT has last updated IMT in writing regarding the status of the DBT Intellectual Property which date occurs not later than 15 days after the delivery of the Offered Specification to IMT, then DBT may not enter into a Third Party Agreement without first giving notice of such changes to the DBT Intellectual IMT and another opportunity for at 30 days to exercise the Implantable Option.

         If DBT does not enter in a Third Party Agreement within the Open Period, it shall not enter into a Third

Party Agreement thereafter without first providing to IMT a copy of the form of the proposed Third Party Agreement (without identification of the proposed counterparty thereto) and offering to enter into an agreement with IMT on the same terms, which offer IMT shall have at least 45 days to accept.

         IMT's rights under this Section 3.8 shall survive until either DBT has entered into a Third Party Agreement, the Implantable Pump Agreement or all of the patents which form the basis of any DBT Intellectual Property have expired. Except as permitted by this Section 3.8, DBT shall not commercialize any implantable insulin pump itself, participate in any way with any other party in developing or commercializing any implantable insulin pump, make any commitments to any third party regarding any implantable insulin pump or take any action which would interfere with DBT's ability to preform its obligations under this
Section 3.8 or the Implantable Pump Agreement.

         3.9 DETERMINATION THAT DEVELOPMENT PROGRAM IS UNFEASIBLE. If DBT determines that it is not feasible to complete the Development Program despite the exercise of its reasonable best efforts, and IMT fails to take over the development effort and thereafter commercialize the DBT Pump, DBT will expand the scope of the License to another significant field in human health care reasonable acceptable to IMT (so long as such expansion is not inconsistent with any then existing obligation of DBT to a third party). Unless DBT has substantially completed the Development Program, DBT will do equitable amount of development work to develop a product reasonably acceptable to IMT, depending on how much work has been done before the Development Program was abandoned.

         3.10 SALES, MARKETING AND DISTRIBUTION. IMT shall use its reasonable best efforts to commercialize the DBT Pump in such manner as is economically feasible and attractive. All sales, marketing, and distribution activities for the DBT Pump shall be the responsibility of IMT. IMT shall give DBT regular updates on the progress of IMT's marketing activities and give DBT an opportunity to comment upon, and provide input to, IMT's marketing plans and the selection of any distributor, unless such distributor may be terminated by IMT without cause upon not more than six months' notice. If IMT elects to grant to a distributor of the DBT Pump exclusive rights to sell the DBT Pump within a specific geographic region, and in return for such grant of exclusivity, receives payment from the distributor, IMT shall pay one-third of such payments to DBT. The preceding requirement shall not apply to payments made by exclusive distributors to IMT for the purchase of DBT Pump.

         IMT agrees not to prohibit its supplier of MEMs pump chips from supplying the same chips for use outside the Field to DBT or its licensees so long as such supplier does not use equipment, know how or intellectual property of IMT doing so.

         3.11 REGULATORY OBLIGATIONS. IMT and DBT shall cooperate in the preparation of, and shall execute, as part of the Development Program, a Quality Agreement in order to meet the requirements of ISO9001/EN46001, European MDD and FDA QSR (21 CFR 820) requirements for medical devices, to the extent applicable.

4.       OWNERSHIP OF INVENTIONS AND PROTECTION OF TRADE SECRETS.

         4.1 INVENTIONS. Inventions made solely by employees, consultants or others working for DBT or entities under common control pursuant to development of the DBT Pump shall be the sole property of DBT, subject to the License. Inventions made jointly by employees, consultants or others working for both DBT or entites under common control and IMT or entites under common control shall be owned (i) by DBT if they relate to pumps, mechanical sensors or actuators, (ii) by IMT, if they relate to detection or measurement other than mechanical detection or measurement, and (iii) jointly by IMT and DBT otherwise. In any event, all such inventions shall be subject to the License. Inventions made solely by employees, consultants or others working for IMT or entites under common control, whether relating to DBT Pump or DBT Intellectual Property, shall be the sole property of IMT.

         4.2 PROTECTION OF DBT TRADE SECRETS. DBT shall require any employees, consultants, licensees, potential licensees and others working on the development of the DBT Pump or otherwise with access to information relating to DBT Intellectual Property, to execute agreements, in form and substance reasonably satisfactory to IMT, limiting the disclosure and use of any non-public proprietary information of DBT.

         DBT shall require any employees and consultants, and others working on the development of the DBT Pump to execute agreements, in form and substance reasonably satisfactory to IMT, assigning to DBT all rights in any inventions used or useful for the DBT Pump.

         DBT shall require any manufacturers or suppliers involved in the development or manufacture of the DBT Pump to execute agreements, in form and substance reasonably satisfactory to IMT, agreeing to grant to IMT a perpetual royalty-free license for the Field of any rights in any inventions of such manufacturers or suppliers made in connection with their work on the development of the DBT Pump.

         DBT shall not disclose any of its know how or other intellectual property used or useable in the Product of the Field except (i) as required to obtain such patent protection as DBT may determine to be appropriate to obtain,
(ii) pursuant to customary arrangements designed to protect the confidentiality of such material, or (iii) with the consent of IMT, which consent shall not be unreasonably withheld.

5.       LICENSE TO IMT.

         5.1 EXCLUSIVE LICENSE. DBT hereby grants to IMT a worldwide, exclusive license (the "LICENSE") to all of the DBT Intellectual Property to use such DBT Intellectual Property in the Field for the entire duration of DBT's rights therein. The License includes the right under all of the DBT Intellectual Property to make, have made, use, sell and import the Product. The License shall include the right to sublicense (i) the right to use, (ii) the right to make for sale to IMT or entities directly or indirectly controlled by IMT, (iii) the right to resell product purchased from IMT or entities directly or indirectly controlled by IMT and (iv) the right to sell to IMT or entities directly or indirectly controlled by IMT. Other than as specified in the preceding sentence, the License shall not include the right to sublicense the right to make or the right to sell. DBT hereby agrees to execute, or cause its employees, partners, licensors, agents, or consultants to execute all documents and shall take all actions necessary or desirable to effect, confirm and perfect the rights granted IMT pursuant to the License.

         5.2 TRAINING. DBT agrees to disclose to IMT and its employees and consultants all DBT's techniques and methods relating to the DBT Intellectual Property and, at IMT's expense, provide training and instruction to IMT and its employees and consultants sufficient to allow the practice by IMT as they may reasonably require to manufacture, improve, use and maintain the Products.

         5.3 INITIAL PAYMENT. Subject to the conditions provided below, IMT shall cause DBT to receive payment of $10,000,000 for the License on or before December 30, 2000. IMT's obligation to make such payment is contingent upon (i) IMT's completion of a public offering by IMT of at least 3,500,000 shares or IMT's completion of another financing for such payment satisfactory to IMT, (ii) IMT's determination, based in part on the expert advice described below in this
Section 5.3, that DBT's Intellectual Property is reasonably satisfactory to IMT and (iii) DBT's delivery of the estoppel letter from Westonbridge International Limited contemplated by Section 2.4.

         To facilitate IMT's review of the DBT Intellectual Property,

                  (a) DBT, at its sole cost and expense, shall deliver to IMT opinions of patent counsel reasonably satisfactory to IMT confirming
         (i) the validity of the DBT Intellectual Property, (ii) the absence of infringement of third party intellectual property by the DBT Pump and its anticipated methods of manufacture as described in the Specifications, and (iii) the sufficiency of the DBT Intellectual Property to provide meaningful exclusivity for the commercialization of the DBT Pump, in each case, in Europe, with special emphasis on the Netherlands, Germany, Switzerland, the United Kingdom, and

                   (b) IMT, at its sole cost and expense, shall obtain an opinion of United States patent counsel selected by IMT confirming the same matters.

The parties shall request that such opinions be delivered as soon as possible, and in any event prior to November 30, 2000.

         If the patent opinions give rise to any material concern on the part of IMT regarding the adequacy of the DBT Intellectual Property, IMT will give notice to DBT of any such concerns with 5 business days after receipt of the applicable patent opinion. DBT may, but shall not be obligated, to attempt to satisfy such concerns by obtaining additional intellectual property (e.g. licensing or purchasing a patent) undertaking to acquire additional intellectual property, or agreeing to indemnify IMT and others who make, use or sell the Product or practice the License, from any cost, expense or liability, arising from the concern specified by IMT. If DBT obtains a patent assignment or license for IMT for the Field without cost to IMT, IMT shall not be able to object on the basis of the concern so addressed. Otherwise, IMT shall be entitled to decide whether it is satisfied with DBT's proposal for addressing the concern. If DBT offers to obtain additional intellectual property for IMT, IMT elects to make the payment contemplated by this Section, and DBT fails to obtain such intellectual property before the earlier of the expiration of 18 months or the submission of the product to the FDA for FDA Approval, IMT shall be entitled to obtain such license, recover its costs in doing so from DBT, together with interest at 12% per annum, compounded monthly, and until such recovery is complete, offset such amounts from any amounts otherwise payable to DBT under this Agreement or the Implantable Pump Agreement other than the payment under Section 5.3 of the Implantable Pump Agreement.

         If the conditions to IMT obligation to make the payment required by this Section 5.3 are not satisfied on or before December 30, 2000, DBT, may elect, by giving written notice to IMT, either to terminate this Agreement or to extend by 90 days the time period for satisfying the conditions to IMT's payment.

         5.4 ROYALTY RATES FOR THE DBT PUMP AND ANCILLARY PRODUCTS. Except as provided in Section 5.5, IMT agrees to pay DBT a royalty equal to the applicable percentage of IMT's Net Sales of the DBT Pump and Ancillary Products, each as defined below. Subject to further reductions provided in this Section 5.4 and Section 5.5, the royalty rate shall be ten percent (10%) if DBT receives FDA Approval within [*] of the date of the payment by IMT pursuant to Section 5.3, or if within [*] of the date of such payment DBT completes the submission to the United States Food and Drug Administration necessary to obtain such approval in a manner which complies with well-respected industry practices. If DBT fails to meet both of such milestones, the royalty rate shall be reduced to eight percent (8%). If a system (a "COMPETING NOVEL PUMP") for delivering insulin to the human body of a design other than one which is conventional and generally commercially available as of the date of this Agreement or similar to one which is conventional and generally commercially available as of the date of this Agreement, achieves a share of the worldwide market served by the DBT Pump exceeding thirty percent (30%) for any twelve-month period, then for such twelve month period (i) if DBT met the requirements for a ten percent (10%) royalty rate, the royalty rate shall be reduced to eight and one-half percent (8.5%), and otherwise the royalty rate shall be reduced to seven percent (7%).

         If a Competing Novel Pump achieves a share of the worldwide market served by the DBT Pump exceeding fifty percent (50%) for any twelve-month period, then for such twelve month period (i) if DBT met the requirements for a ten percent (10%) royalty rate, the royalty rate shall be reduced to seven and one-half percent (7.5%), and otherwise the royalty rate shall be reduced to six and one-half percent (6.5%). The parties shall make appropriate adjustments in the case of any determination of market shares after payment of royalties at a higher rate. If the parties are unable to agree upon the worldwide share of the Competing Novel Pump, it shall be determined by a marketing organization independent of the parties and selected by IMT reasonably acceptable to DBT. If the consultant determines that the applicable market share is above the applicable threshold, DBT shall pay the consultant's fees and expenses. If the consultant determines that the applicable market share is not above the applicable threshold, IMT shall pay the consultant's fees and expenses. Royalty payments shall continue worldwide for so long as the DBT Pump is covered by a valid patent in any one or more of the United States, France, Germany, or the United Kingdom which has not expired.

         "ANCILLARY PRODUCTS" means any remote control mechanism for the DBT Pump and any insulin sets and, except as provided below, other disposables specifically designed to be used with the DBT Pump. Except as provided in
Section 5.7 and Section 5.10, Net Sales shall not include amounts received by IMT on account of the sale of glucose sensors or related disposables.


* Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

         5.5 ADJUSTMENT IN ROYALTY FOR THE DBT PUMP AND ANCILLARY PRODUCTS. If the DBT Pump developed by DBT materially fails to meet the Specifications and IMT nevertheless wishes to commercialize the DBT Pump, the royalty payable by IMT shall be equitably adjusted on a year by year basis in any year in which IMT's gross margin on the sale of DBT Pumps is less than fifty percent (50%). If the sole basis on which the DBT Pump fails to meet the specifications is based on the "Cost of Goods" requirement in Part II, System Specification, then for the condition in the preceding sentence shall be determined solely on the basis of IMT's gross margin on the sale of DBT Pumps to end users. Such adjustment shall be made with due regard to the level of IMT's gross margin and the impact on marketability of the DBT Pump failing to meet the required Specifications. If IMT and DBT cannot agree on such equitable adjustment, the matter shall be determined by binding arbitration pursuant to Section 8.3, subject to the limitation in the last paragraph of this Section 5.5. The parties shall make appropriate adjustments in the case of any adjustments in rates after payment of royalties at a higher rate.

         If the DBT Pump developed by DBT materially fails to meet the Specifications and DBT, and IMT does not wish to commercialize the DBT Pump without changes, but is prepared to commercialize it if changes are made, it shall give notice to DBT of such changes. If within 30 days of notice from IMT of such changes, DBT commits to do the development for such changes, the Specifications shall be deemed to be amended by such changes, and this Agreement shall remain in effect as so amended. If DBT fails to elect to make such changes, IMT may develop the DBT Pump with such changes as IMT may elect to make, in which event the royalty payable by IMT shall be reduced to such lesser rate as is equitable, determined with due regard to impact on marketability of the DBT Pump failing to meet the required Specifications, the risk undertaken by IMT in expending funds on further development work, and the significance of the changes achieved by IMT's development work. If IMT and DBT cannot agree on such equitable adjustment, the matter shall be determined by binding arbitration pursuant to Section 8.3, subject to the limitation in the last paragraph of this
Section 5.5.

         If DBT fails to complete the development work in violation of its obligations under this agreement and fails either to challenge an allegation to such effect by IMT, or to cure such a failure after an arbitration proceeding has determined that DBT has so failed, IMT may develop the DBT Pump with such changes as IMT may elect to make. In that event, if DBT has diligently worked on the Development Program for at least 24 months following the payment pursuant to
Section 5.3, the royalty payable by IMT shall be as provided in the preceding paragraph. If such condition is not satisfied, then IMT's sole continuing obligation shall be to pay such royalty not exceeding 2% of Net Sales as is due to Westonbridge under the terms of the Westonbridge License.

         IMT shall not, however, be entitled to commercialize the DBT Pump, as substantially fully developed by DBT, which does not conform to the Specifications, without paying an equitably reduced royalty as contemplated by the first paragraph of this Section 5.5. In no event shall the royalty payable by IMT be reduced to less than the amount of the royalty due from DBT under the Westonbridge License.

         5.6 NET SALES. "NET SALES" means the amount actually received by IMT or entities directly or indirectly controlled by IMT on account of the sale or rental of the products to third parties (including distributors), after all credits or allowances on account of rejections and returns, refunds, discounts, value-added and excise taxes and duties, and shipping and freight charges.

         5.7 CLOSED LOOP DBT PUMP. If the DBT Pump is used in connection with a system which measures glucose and based upon such measurement automatically modifies the delivery of insulin without user involvement, IMT shall pay a royalty to DBT equal to three percent (3%) of IMT's Net Sales of the disposable glucose sensors used with such DBT Pump.

         5.8 OTHER INSULIN PUMPS. If, following FDA Approval, IMT or any entity directly or indirectly controlled by IMT sells a system (a "CONVENTIONAL SYSTEM") for delivering insulin to the human body which is not a Competing Novel Pump and which competes in the market served by the DBT Pump, IMT shall make royalty payments at the same rate as from time to time applicable to the DBT Pump pursuant to Section 5.4 or Section 5.5 on the Net Sales of such insulin pump and a portion of any disposable parts for use with such pump. During the twelve month period following FDA Approval, such portion shall be the amount by which Net Sales of such disposable parts exceed the Net Sales of such disposable parts during the twelve month period ending on the date of the FDA Approval. During the twelve month period beginning one year after FDA Approval, such portion shall be the amount by which Net Sales of such disposable parts exceed 2/3 of Net Sales of such disposable parts during the twelve month period ending on the date of the FDA Approval. During the twelve month period beginning two years after FDA Approval, such portion shall be the amount by which Net Sales of such disposable parts exceed 1/3 of Net Sales of such disposable parts during the twelve month period ending on the date of the FDA Approval. Commencing three years after FDA Approval, such portion shall be 100% of Net Sales of such disposable parts.

         This Section 5.8 shall not apply to Competing Novel Pumps. Except as provided below in this Section 5.8, the first paragraph of this Section 5.8 shall not apply to any successor or assign of IMT except insofar as IMT has already become obligated to pay a royalty with respect to a specific insulin pump, and IMT's successor or assign continues to sell such insulin pump. If (i) IMT is acquired, (ii) immediately prior to the acquisition IMT had a specific plan to commence the sale of a Conventional System within one year after the date of such acquisition, including the selection of the manufacturer and the final specification for the product, (iii) the entity acquiring IMT did not already market a Conventional System or have a similarly specific plan to do so, and (iv) the entity acquiring IMT in fact commences commercial distribution of the Conventional System planned by IMT within one year after the acquisition, then the preceding sentence shall be inapplicable.

         5.9 SPECIAL RULES APPLICABLE TO INSULIN. Notwithstanding anything to the contrary in this Agreement, in no event (i) shall the royalty applicable to any insulin sold by IMT exceed fifty percent (50%) of IMT's net profits from the sale of such insulin and (ii) shall IMT be required to pay any royalty on insulin manufactured by IMT or any entity controlled directly or indirectly by IMT.

         5.10 ROYALTY RATES FOR OTHER PRODUCTS. If IMT elects to use DBT Intellectual Property in a product for which this Agreement does not specify another Royalty, except as otherwise provided in the Implantable Pump Agreement, IMT shall pay DBT a royalty of five percent (5%) of IMT's Net Sales of such product . Royalty payments shall continue worldwide for so long as the relevant product is covered by a valid patent in any one or more of the United States, France, Germany, or the United Kingdom which has not expired.



         5.11 ALLOCATION OF NET SALES. If any product subject to a royalty under this Agreement is sold as a component of a package including other products which are not subject to a royalty, IMT will give written notice to DBT of a proposed allocation of the IMT's Net Sales of the package attributable to the product subject to a royalty. Following such notice, the parties shall negotiate in good faith for a period of ninety (90) days with regard to the allocation of IMT's Net Sales of the package attributable to the product subject to a royalty. If the parties are unable to agree on an allocation, either party may require that the matter be determined by binding baseball arbitration pursuant to
Section 8.3. In any such arbitration, the arbitration panel shall be guided by what is equitable under the circumstances and commercial practice for similar products.

         5.12 CALCULATION AND PAYMENT OF ROYALTIES. Royalties shall be due and payable with respect to the Net Sales received in each calendar quarter on the date which is forty-five (45) days following the end of such calendar quarter (each such payment date, a "PAYMENT DATE"). On or before each Payment Date on which royalties are due, IMT shall prepare and deliver to DBT a statement (a "ROYALTIES STATEMENT") setting forth the Net Sales of products subject to a royalty in the applicable calendar quarter (with relevant figures of units and Net Sales, product by product and country by country) and the royalties due by IMT with respect to such Net Sales. IMT shall maintain detailed books and records containing information sufficient to verify the completeness and accuracy of the information presented in each Royalty Statement for a period of at least three years after the period to which such Royalty Statement relates.

         5.13 CHANGE OF CONTROL AND ALTERNATIVE PRODUCT ROYALTY PAYMENTS. In the event that either (i) IMT or any entity directly on indirectly controlled by IMT elects to sell a Competing Novel Pump, or (ii) any third party acquires more than fifty percent (50%) of the voting stock of IMT other than in connection with an acquisition led by members of the management of IMT, IMT shall make a non-refundable (but creditable) payment to DBT, as an advance against future royalty payments, in the amount, if any, by which US$15,000,000 exceeds aggregate payments made to DBT under this Agreement other than the payment pursuant to Section 5.3. However, no such payment shall be required until DBT has obtained FDA Approval. If IMT makes a payment under this Section 5.13, IMT may use such payment as a credit against two-thirds of any future payments due under this Agreement.

         5.14 RECORDS AND AUDITS. DBT shall have the right, not more than once each calendar year, on reasonable advance notice to IMT, during usual business hours, to cause the examination of relevant records for the period since the last period covered by any previous examination (including records which are more than three years old, if then available) and ending with a calendar quarter no less than forty-five (45) days prior to the date of such examination for the sole purpose of verifying the completeness and accuracy of the Royalty Statements. At DBT's election, any such examination shall be conducted by IMT's auditors or by independent public accountants selected by DBT and reasonably acceptable to IMT. As a condition to such examination, IMT may require such independent public accountants to execute a confidentiality agreement in form and substance reasonably satisfactory to IMT pursuant to which such independent public accountants will agree to retain in confidence all information learned by them in the course of such examination, except that the amount of any discrepancy in any information included in a Royalty Statement may be disclosed to DBT.

         5.15 INFRINGEMENT CLAIM BY THIRD PARTIES. In the event that a third party asserts any claim or cause of action for patent or copyright infringement, unlawful disclosure or use or misappropriation of a trade secret or other intellectual property right against IMT or DBT in connection with the DBT Pump or the License, IMT shall have the right to control and direct the investigation, defense and settlement of each such claim. DBT shall be entitled to participate in any such proceedings and, at its own cost, settle them through the payment of money. DBT shall fully cooperate with IMT in connection with the foregoing. Subject to the limitations below in this Section 5.15, DBT shall reimburse IMT for all cost, expense, damages and liabilities, including reasonable counsel fees and expenses (collectively, "INFRINGEMENT COSTs"), incurred as a result of any such third party claim. DBT shall have no obligation to indemnify IMT for infringement claims based on IMT's glucose monitoring technology or other technology sourced from or developed by IMT. DBT's liability under the preceding sentence shall not exceed fifty percent (50%) of the total amounts paid by IMT to DBT under this Agreement or the Implantable Pump Agreement other than the payment pursuant to Section 5.3 of this Agreement and the corresponding payment under the Implantable Pump Agreement. If, as a result of the limitation in the preceding sentence, DBT is not required to reimburse IMT for all Infringement Costs, IMT may credit any unreimbursed Infringement Costs against fifty percent (50%) of any amount otherwise thereafter payable by IMT to DBT under this Agreement or the Implantable Pump Agreement except the payment under Section 5.3 of the Implantable Pump Agreement.

         5.16 INFRINGEMENT OF DBT INTELLECTUAL PROPERTY. In the event that a third party infringes DBT Intellectual Property in the Field, IMT shall have the right to decide whether to enforce the DBT Intellectual Property against such party and to control and direct the investigation, prosecution and settlement of each such claim. DBT shall fully cooperate with IMT in connection with any such proceeding. Subject to the limitations in the following sentence, DBT shall reimburse IMT for all cost, expense, damages and liabilities, including reasonable counsel fees and expenses (collectively, "PROSECUTION COSTS"), incurred as a result of any such proceeding. DBT's liability under the preceding sentence and Section 5.15 shall not exceed fifty percent (50%) of the total amounts paid by IMT to DBT under this Agreement or the Implantable Pump Agreement other than the payment pursuant to Section 5.3 of this Agreement and the corresponding payment under the Implantable Pump Agreement and if IMT does not have significant success in an infringement proceeding, DBT shall only be required to reimburse IMT for one half of its Prosecution Costs in such proceeding. If, as a result of the first limitation in the preceding sentence, DBT is not required to reimburse IMT for all Prosecution Costs, IMT may credit any unreimbursed Prosecution Costs against fifty percent (50%) of any amount otherwise thereafter payable by IMT to DBT under this Agreement or the Implantable Pump Agreement.

         Any amounts recovered from an infringer of DBT Intellectual Property in the Field shall be applied first to pay or reimburse the costs of preceding against such infringer, and then shall be applied as if such amounts were profits of IMT; that is, DBT shall be entitled to a royalty on the hypothetical Net Sales corresponding to such amounts at the applicable rate in effect pursuant to Section 5.4 or Section 5.5, and the balance shall be paid or belong to IMT. If requested by IMT, DBT agrees not to unreasonably withhold its consent to the sublicensing of DBT Intellectual Property to settle any infringement claim. If DBT and IMT are unable to agree upon the economic terms to permit such a sublicensing IMT may require that the matter be determined by arbitration pursuant to Section 8.3.

6.       CONFIDENTIALITY AND NONSOLICITATION.

         6.1 IDENTIFIED INFORMATION. Each party shall treat as confidential any information received from the other party and marked as confidential, and shall take reasonable care to maintain the confidentiality of such information throughout the term of the License and for three (3) years thereafter. This provision shall not restrict disclosure of information for the purpose of obtaining patents or meeting regulatory requirements, or the disclosure of information otherwise required to be disclosed by law. A recipient of information shall have no obligation of confidentiality with respect to information that (i) was in the possession of the recipient before receipt from the disclosing party, (ii) is or becomes publicly available through no fault of the recipient, or (iii) is lawfully acquired by the recipient from a third party having the right to disclose such information. Each party shall require that its employees, agents and consultants who receive confidential information of the other party shall not disclose such information except as the recipient is entitled to, or to other employees, agents and consultants of the recipient who have a need to know for a business purpose of the recipient and are under a similar confidentiality obligation.

         6.2 DISCLOSURE OF AGREEMENT. Except as permitted by the following sentence, to the extent publicly disclosed by IMT, or as required by law, DBT will not disclose the existence or terms of this Agreement without the prior written consent of IMT, which consent IMT agrees not to unreasonably withhold. To the extent reasonably necessary to facilitate licensing by DBT not inconsistent with this Agreement, DBT may disclose the existence of License.

         6.3 NONSOLICITATION. For so long as DBT is actively working on the Development Program and for one year thereafter (unless DBT fails successfully to complete the Development Program) IMT will not directly or indirectly employ, endeavor to employ, solicit or induce to leave any of DBT's management, engineers or technicians who are, or were employed within one year prior thereto by DBT. For so long as the License remains in effect, DBT will not directly or indirectly employ, endeavor to employ, solicit or induce to leave any of IMT's management, engineers or technicians who are, or were employed within one year prior thereto by IMT.

7.       TERMINATION AND DEFAULT.

         7.1 TERMINATION BY IMT. IMT may at any time after the payment has been made pursuant to Section 5.3 give notice to DBT electing to terminate its rights under the License. Immediately upon the delivery of such notice, IMT shall be relieved from any obligation to make a payment pursuant to Section 5.13 and the License shall become non-exclusive. Six months following the delivery of such notice, the License shall terminate.

         7.2 DEFAULT. If a party materially breaches any provision of this Agreement (a "BREACHING PARTY"), the other party (the "NONBREACHING PARTY") shall give written notice to the Breaching Party specifying the nature of such breach in reasonable detail and the Breaching Party shall have sixty (60) days in which to cure such breach. If there is a dispute as to whether this Agreement has in fact been materially breached, the party alleged to have breached this Agreement shall be entitled to require that the matter be determined by binding arbitration, in which event the sixty (60)-day period for curing such breach shall not commence until a final decision has been rendered in such arbitration proceeding. Commencing three years after FDA Approval, if IMT has failed to exercise reasonable best efforts to market the DBT Pump, fails during its cure period to exercise reasonable best efforts to do so and Net Sales of the non-disposable components of the DBT Pump are below 5000 units per year, DBT shall be entitled to terminate the License. In no event shall either party be entitled to recover against the other damages based on a theory of lost profits.

8.       MISCELLANEOUS.

         8.1 ARBITRATION GENERALLY. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising under, out of or relating to this Agreement, and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as noncontractual claims, shall be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Geneva Switzerland. The language to be used in the arbitral proceedings shall be English.

         8.2 DISPUTES REGARDING FDA SUBMISSIONS. Any disputes as to whether the submission to the FDA is consistent with well-respected industry practices in order to obtain United States Food and Drug Administration approval necessary to sell in the United States insulin pumps meeting the Specifications shall be determined by a consulting firm with experience in FDA submission selected by IMT and satisfactory to DBT. If, IMT and DBT are unable to reach agreement on a consulting firm within 10 days after IMT requests such agreement, IMT may give written notice to DBT of three consulting firms independent of IMT, and DBT shall select the firm within 10 days after receipt of IMT's proposal. If DBT fails timely to make such selection, IMT shall be entitled to do so. If the consulting firm decides that the FDA submission did not comply with the standard set forth above in this Section 8.2, DBT shall pay the fees and expenses of the consulting firm. Otherwise, IMT shall pay the fees and expenses of the consulting firm.

         8.3 BASEBALL ARBITRATION. Any dispute which this Agreement specifies shall be resolved pursuant to this Section 8.3 shall be determined by arbitration pursuant Section 8.1, except as otherwise provided in this Section
8.3. If a party wishes to have a matter which this Agreement provides may be determined under this Section 8.3 so determined, it shall give written notice to the other party (the "RESPONDING PARTY") containing a complete written proposal of the resolution for the matter in dispute. Within 10 business days after receipt of any such notice, the Responding Party shall submit to the other party (the "INITIATING PARTY") a written counter proposal. The Initiating Party shall then have 2 business days after receipt of the counterproposal in which to decide whether to modify its proposal by giving written notice of its revised proposal to the Responding Party. The Responding Party shall then have 2 business days after receipt of the revised proposal in which to decide whether to modify its proposal by giving written notice of its revised proposal to the Initiating Party. The Initiating Party shall then have 2 business days after receipt of the modified proposal in which to decide whether to modify its proposal, in which event, it shall give written notice to the Responding Party of its election to require the submission of final written proposals (each a "SEALED PROPOSAL") within 3 business days of receipt of the Initiating Party's notice which each party shall submit to the other prior to reviewing the other party's proposal. In that connection, either party may require that each party submit its proposal to WIPO rather than the other party to provide assurance that neither party knows the other's proposal prior to submitting its own. In that event, WIPO shall not give the proposals to the other party until both proposals have been received by WIPO.

         If the Responding Party fails timely to respond to the proposal of the Initiating Party, it shall be deemed to have accepted such proposal. If any party elects not to revise its proposal as permitted above, either party may require that the parties shall submit the last written proposal they have submitted pursuant to this Section 8.3 to the arbitrator without modification. If a party fails timely to submit a Sealed Proposal, it shall be deemed to have submitted its last written proposal as its Sealed Proposal. If the parties have not reached agreement within 3 business days after the deadline for the submission for Sealed Proposals, either party may require that the parties shall submit their Sealed Proposals to the arbitrator without modification.

         The arbitral tribunal shall consist of a single arbitrator. Within three weeks after the appointment of the arbitrator, a hearing shall be held before the arbitrator. Each party shall be limited to such amount of time for the presentation of its case at the hearing, and the hearing shall be sequenced in such a manner, as the arbitrator shall determine to be commercially reasonable. The arbitrator shall select one of the party's proposals within five business days thereafter. The selected proposal shall become the arbitrator's final and binding decision and award, without any modification.

         8.4 NOTICES. Any notice or election under this Agreement shall be in writing and shall be given by express commercial delivery service or by fax and by certified mail to the intended recipient at its address as indicated below or as changed by notice to the other party given pursuant to this Section 8.4. Notices sent by commercial delivery service for which delivery is refused shall be deemed received as of the date delivery is refused. Notices sent by fax and by certified mail shall be deemed received as of the date of receipt by fax (and if the fax is not received, as of the date of delivery of the certified mail or the refusal thereof). Notices to IMT shall be addressed to:

         Inverness Medical Technology, Inc.
         200 Prospect Street
         Waltham, Massachusetts  02154
         Attention:  Mr. Ron Zwanziger
         fax:     +1 781 647 3939

with a copy to:

         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, Massachusetts  02109-2881
         Attention:  Paul D. Schwartz, P.C.
         fax:     +1 617 227 8591

Notices to DBT shall be addressed to:

         DEBIOTECH, S.A.
         28 Avenue de Sevelin
         CH-1004 Lausanne
         Switzerland
         Attention:  Dr. Frederic Neftel
         fax:     +41 21 623 6001

with a copy to:

         Laurent Hirsch
         8. Rue Eynard
         1205 Geneva, Switzerland
         fax:     +41 22 318 3010

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

         8.6 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable in whole or in part in a particular context, the balance of this Agreement shall nevertheless remain in effect and the invalid or enforceable provision shall be enforced to the extent permissible in accordance with the intent of the parties.

         8.7 ASSIGNMENT. This Agreement may not be assigned by one party without the express written consent of the other party which shall not be unreasonably withheld. In the event of the assignment of this Agreement by DBT, except as provided in the following sentence, any technology and know how owned by DBT's successor under this Agreement prior to such assignment shall not be subject to the License. Any such intellectual property which DBT has incorporated in the DBT Pump shall be subject to the License.

         8.8 NO JOINT VENTURE. This Agreement is intended to create licenses of certain patents, trademarks, trade secrets and copyrights. Nothing herein shall be deemed to constitute a partnership or joint venture.

         8.9 WAIVER. No waiver by either party of any violations or nonperformance by the other party of any of its obligations under this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, nor shall any forbearance by any party be deemed a waiver by such party of its rights or remedies with respect to a violation or nonperformance.

         8.10 TAX COOPERATION. Each party shall cooperate as reasonably requested by the other to recuperate any value added or other tax which are normally recoupable in the international context.

         8.11 INSURANCE. Commencing with the testing of the DBT Pump on patients, DBT agrees to maintain in effect comprehensive general liability insurance in an aggregate amount of at least $20,000,000 with such insurers and upon such terms as are consistent with reasonable industry standards and requiring that IMT receive thirty (30) days' prior written notice from the insurer prior to the cancellation or diminution of coverage under such policy.

         8.12 ENTIRE AGREEMENT. This Agreement, including its exhibits, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the parties, whether written or oral. No amendment or modification of this Agreement shall be valid or binding unless in writing and executed by the party to be bound.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representatives.


                                 Debiotech S.A.



                                 By: /S/ FREDERIC NEFTEL
                                     ----------------------------------------
                                     Frederic Neftel, its CEO


                                 Inverness Medical Technology, Inc.



                                 By:  /s/ RON ZWANZIGER
                                      ---------------------------------------
                                      Ron Zwanziger, its CEO

                                    EXHIBIT A

                              WESTONBRIDGE PATENTS

1.       *

2.       *

3.       *

4.       *

5.       *

6.       *

7.       *

8.       *

9.       *

10.      *

11.      *

12.      *

13.      *

------------------------------------------------------------------------------
   * Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.



--------------------------------------------------------------------------------
DEBIOTECH/INVERNESS                 CONFIDENTIAL     Appendix 2              1/1

                                     Doc No:        *
                Insullin Pump        Date:          October 14, 2000
[LOGO]     Product Specification     Folio:         Page 1 of 4
                                     Authors:       *
                                     Distribution:  Inverness Medical Technology
                                                    Debiotech: Project Team



                                 EXHIBIT B (1/2)

                                  INSULIN PUMP

                              PRODUCT SPECIFICATION

                              I. SYSTEM DESCRIPTION

         The system described here is * for subcutaneous injection of insulin for diabetes care. It is currently in a preliminary state of development and, therefore, subject to continuous improvements and modifications. The figures below are conceptual representations of a design and do not reflect the actual appearance of the devices.

         The system is composed of the *.

[Graphic: This graphic depicts the components of the external pump. Further description is omitted pursuant to a request for confidential treatment.]

Fig. 1: *

1.      *                           *

[Graphic: This graphic depicts the components of the product. Further description is omitted pursuant to a request for confidential treatment.]

Fig. 2: *

2.      *                           *

[Graphic: This graphic depicts the components of the product. Further description is omitted pursuant to a request for confidential treatment.]

Fig. 3:  *

3.       *                          *

4.       *                          *

5.       *                          *

6.       *                          *

* Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

                                                    *
                Insullin Pump                       October 14, 2000
[LOGO]     Product Specification                    Page 2 of 4






                            II. SYSTEM SPECIFICATION

Insulin Concentration:               *
Basal Rates:                         *
Bolus Volume:                        *
                                     *

Pump Chip stroke volume:             *
Delivery Accuracy:                   *
Priming:                             *

Max Size:                            *
                                     *
Max Weight:                          *
Reservoir Volume:                    *

Operating temperature:               *
Watertight                           *
Atmospheric pressure:                *

Lifetime:                            *

Battery Type:                        *

Cost of Good:                        *

*                                    *

*                                    *

*                                    *
*                                    *

Operational Features:                *

The Applicable International Standards:

         Development and Manufacturing:

                  *


         Product:

                  *

                                                    *
                Insullin Pump                       October 14, 2000
[LOGO]     Product Specification                    Page 3 of 4





*                                           *

------------------------------------------------------------------------------

* Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

                                     Doc No:        *
                Insullin Pump        Date:          October 14, 2000
[LOGO]     Product Specification     Folio:         Page 1 of 4
                 (Version 4)         Authors:       *
                                     Distribution:  Inverness Medical Technology
                                                    Debiotech:  Project Team




                                 EXHIBIT B (2/2)

                                  INSULIN PUMP

                    PRELIMINARY PROJECT PLANNING (VERSION 4)

         In the following planning only the quarterly milestones are indicated. The names for the quarterly meetings are chosen arbitrarily and indicate the accent of the development during the 3 months before the given meeting. The timetable is defined with relative dates. The actual project starting date is defined in the Agreement

*

*                          *

*
*                          *

*
*
*                          *

*
*
*                          *

*
*
*

*

*
*
*                          *

*
*
*                          *


*                          *

*
*                          *

                                                    *
                Insullin Pump                       October 14, 2000
[LOGO]     Product Specification                    Page 2 of 4
             (Version 4)




*
*
*                          *


*

*                          *

*
*                          *

*
*
*                          *


*                                     *                                      *
*                                     *                                      *






------------------------------------------------------------------------------
* Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.